Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE	Contact:	R. D. Leslie
Chief Financial Officer
(936) 637-5325

LUFKIN INDUSTRIES REPORTS EARNINGS OF $0.71 PER DILUTED SHARE

FOR SECOND QUARTER OF 2005

Sales Increase 44%

Raises 2005 Earnings Guidance to $2.45 to $2.70 Per Diluted Share

LUFKIN, Texas (July 20, 2005) — Lufkin Industries, Inc. (NASDAQ: LUFK) today announced results for the second quarter and six months ended June 30, 2005. Sales increased 44% to $121.7 million for the second quarter from $84.5 million for the second quarter of 2004. Net earnings increased 200% to $10.4 million for the second quarter of 2005 from $3.5 million for the second quarter last year. Net earnings per diluted share increased 184% to $0.71 for the second quarter of 2005 from $0.25 for the second quarter of 2004. Prior-period financial data in this release reflect the two-for-one stock split effected in April 2005.

Sales for the first six months of 2005 were $223.1 million, a 46% increase from $153.2 million for the first half of 2004. Net earnings increased 243% to $17.9 million for the first six months of 2005 from $5.2 million for the comparable period in 2004, while net earnings per diluted share increased rose 224% to $1.23 from $0.38.

Douglas V. Smith, president and chief executive officer of Lufkin, remarked, “For the second quarter of 2005, Lufkin again achieved strong profitable growth that exceeded internal expectations. From a macro-economic standpoint, our results reflected high global energy demand, as well as a steadily expanding domestic economy and a resurgence in a broad array of industrial industries. At the company level, our comparable-quarter results have also continued to benefit from substantial volume-driven operating leverage and from greater operating efficiencies as we more effectively meet rapid growth in demand. In addition, continued stabilization in the cost and supply environment has enhanced our ability to price our products to reflect the true material costs we have incurred, allowing margin recovery to levels prior to commodity increases experienced last year. Through a combination of these and other factors, the backlog for each of our business segments has continued to increase on top of significant gains in sales, on both a comparable-quarter and sequential-quarter basis.

“We primarily attribute the expansion of virtually all aspects of our oil field business to strong energy markets. While significant domestic and international demand for new pumping units has remained the main growth engine for this business, our oil field results also reflected the continuation of favorable trends in our oil field automation and services revenues streams and in our foundry operations. As a result, oil field sales increased to $76.2 million for the second quarter, up 47.6% from the second quarter last year and up 21.5% from the first quarter of 2005.

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Lufkin Industries, Inc. ♦ 601 South Raguet ♦ Lufkin, Texas 75902 ♦ (936) 634-2211

LUFK Announces Second-Quarter Results

July 20, 2005

“Lufkin’s power transmission business also produced solid results for the second quarter, with growth in comparable-quarter sales of 32.4% accelerating for the third consecutive quarter. Similar to the oil field business, power transmission sales growth was generated throughout the division, from increased demand for both low-speed gears primarily for industrial applications and high speed gears primarily for oil and gas and power generation applications, as well as from repair and retrofitting of existing gears, domestically and internationally. In addition to strong comparable-quarter results, sales of $24.8 million for the second quarter represented 11.5% growth from the first quarter of 2005.

“The trailer division’s sales for the second quarter rose to $20.7 million, an increase of 46.0% from the second quarter of 2004 and 25.9% from the first quarter of 2005. Although substantial price increases throughout the trailer market affected some product lines, continuing economic expansion produced firmer demand as the quarter progressed.

“The strength in Lufkin’s markets was also reflected in the growth in the Company’s backlog, which increased 44.3% to $157.6 million at the end of the second quarter compared with the end of the same quarter in 2004 and which increased 14.2% on a sequential-quarter basis. The oil field backlog of $65.8 million grew 49.5% from June 30, 2004, and 2.4% from March 31, 2005, as we expanded production capacity to improve our response time in the face of rising demand. The power transmission backlog increased 66.3% to $60.2 million at the end of the quarter from the second quarter of 2004 and 13.3% from the end of the first quarter of 2005. The trailer backlog grew 9.1% to $31.6 million from the end of the second quarter last year and 53.8% from the end of the first quarter this year, representative of the impact of increased materials costs on demand in 2004 and the continuing subsequent recovery in demand.”

Based on Lufkin’s stronger-than-expected financial results for the second quarter of 2005 and its backlog at the end of the quarter, the Company today increased its guidance for earnings per diluted share for 2005 to a range of $2.45 to $2.70 from a range of $1.85 to $2.15. The Company also established its guidance for earnings per diluted share for the third quarter of 2005 in a range of $0.65 to $0.75, compared with $0.35 for the third quarter of 2004.

Mr. Smith concluded, “We have been very pleased with the outstanding response throughout Lufkin to the challenges posed by ramping up our operations to meet substantially higher demand, especially given the period of volatile raw material costs and supply beginning in the second quarter last year. We continue to focus on marketing programs that enhance Lufkin’s position as a preferred supplier of support, products and after-market service to our customers. Additionally, we continue to improve productivity and operating efficiencies to meet high demand, and we believe we are increasingly well positioned to leverage the growth momentum evident in our markets.”

Lufkin will discuss its results for the second quarter in a teleconference call today at 9:00 a.m. (central time). To listen to the call, participants should dial (913) 981-5532 approximately 10 minutes prior to the start of the call. A telephonic replay will be available from 12:00 p.m. (central time) July 20, through 7:00 p.m. (central time) July 27, 2005, by dialing (719) 457-0820 and entering reservation number 4688845.

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LUFK Announces Second-Quarter Results

July 20, 2005

This release contains forward-looking statements and information that are based on management’s beliefs as well as assumptions made by and information currently available to management. When used in this release, the words “anticipate,” “believe,” “estimate,” “expect” and similar expressions are intended to identify forward-looking statements. Such statements reflect the Company’s current views with respect to certain events and are subject to certain assumptions, risks and uncertainties, many of which are outside the control of the Company. These risks and uncertainties include, but are not limited to, (i) oil prices, (ii) capital spending levels of oil producers, (iii) availability and prices for raw materials and (iv) general industry and economic conditions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, believed, estimated or expected. The Company does not intend to update these forward-looking statements and information.

Lufkin Industries, Inc. sells and services oil field pumping units, foundry castings, power transmission products and highway trailers throughout the world. The Company has vertically integrated all vital technologies required to design, manufacture and market its products.

LUFKIN INDUSTRIES, INC.

Financial Highlights

(In thousands, except per share data)

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2005	2004	2005	2004
Sales	$121,689	$84,528	$223,077	$153,157
Cost of sales	93,666	69,472	172,602	126,071

Gross profit	28,023	15,056	50,475	27,086
Selling, general and administrative expenses	11,589	9,256	22,346	18,589

Operating income	16,434	5,800	28,129	8,497
Interest and other income (expense), net	(143)	(320)	(213)	(220)

Earnings before income taxes	16,291	5,480	27,916	8,277
Income tax provision	5,865	1,999	10,050	3,063

Net earnings	$10,426	$3,481	$17,866	$5,214

Net earnings per share:
Basic	$0.73	$0.26	$1.26	$0.39

Diluted	$0.71	$0.25	$1.23	$0.38

Weighted average shares outstanding
Basic	14,184	13,498	14,095	13,414
Diluted	14,607	13,856	14,397	13,765
Cash dividends per share	$0.09	$0.09	$0.18	$0.18

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LUFK Announces Second-Quarter Results

July 20, 2005

LUFKIN INDUSTRIES, INC.

Balance Sheet Highlights

(Thousands of dollars)

	June 30, 2005	December 31, 2004
Current assets	$165,076	$136,336
Total assets	327,358	300,269
Current liabilities	53,664	49,105
Shareholders’ equity	229,981	208,932
Working capital	111,412	87,231

LUFKIN INDUSTRIES, INC.

Division Performance

(In thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2005	2004	2005	2004
Sales:
Oil field	$76,199	$51,619	$138,920	$93,993
Power transmission	24,800	18,733	47,036	35,871
Trailer	20,690	14,176	37,121	23,293

Total	$121,689	$84,528	$223,077	$153,157

		June 30, 2005	March 31, 2005	June 30, 2004
Backlog:
Oil field		$65,805	$64,268	$44,004
Power transmission		60,167	53,117	36,190
Trailer		31,631	20,573	29,003

Total		$157,603	$137,958	$109,197

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